NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

Fauquier Bankshares Will Not Apply for
U. S. Treasury Department’s Capital Assistance

WARRENTON, VA, November 17, 2008 – Fauquier Bankshares, Inc. (Nasdaq: FBSS) will not apply for additional capital under the U. S. Treasury Department’s Capital Assistance Program (CAP) after a thorough review of the provisions of the program by the company’s management and Board of Directors. The CAP is part of the broader federal Troubled Asset Relief Program (TARP) initiative.

Fauquier Bankshares’ regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Deposit Insurance Corporation (FDIC). At September 30, 2008, the Company’s leverage ratio was 9.38%, compared with 9.35% one year earlier, and its total risk-based capital ratio was 13.13% compared with 12.71% at the same respective dates.

“With our level of capital strength, we can continue to extend credit and execute our growth strategies, including the building of new branch locations,” said Randy Ferrell, Fauquier President and CEO. “While we are seeing some increase in our non-performing loans, it has been commensurate with the current economic conditions and continues to compare favorably with our bank peers. Our conservative principles have kept us away from the sub-prime mortgage and other high-risk lending activities that are making headlines recently.”

Fauquier reported the following performance strength indicators for the quarter ended September 30, 2008:

•	Net interest income before the loan loss provision for the third quarter of 2008 increased by 5.2% compared with the same quarter in 2007.

•	Net interest margin of 4.10% was slightly higher in the third quarter versus the same period in 2007.

•	Total deposits grew $17.4 million or 4.5% from June 30, 2008.

•	Charge-offs, net of recoveries, for the third quarter of 2008 was $66,000 compared with $114,000 for the same quarter in 2007.

Ferrell said, “The primary mission of The Fauquier Bank is to provide our community with the financial products and services that they need during both good times and difficult times. We continue to make loans available to our community as we have done during our 106 year history, and our management and Board are confident that we can continue to do so without requiring government support.”

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices throughout Fauquier and Prince William Counties in Virginia. The Fauquier Bank is continuing to move forward with its proposed plans to open two banking offices in Haymarket and Bristow, Virginia, in addition to moving its current Broadview Avenue View Tree Branch to a newly proposed 9,600-square-foot office in Warrenton. These additions are anticipated to occur in late 2009. Fauquier Bankshares’ stock price closed at $13.05 per share on November 14, 2008. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

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